EXHIBIT 99.2

VELOCITY EXPRESS RAISES $5 MILLION

Company Completes Sale of Second and Final Tranche of Series Q

Convertible Preferred Stock -

WESTPORT, CT, August 23, 2006 — Velocity Express Corporation (NASDAQ: VEXP) today announced that the Company completed the sale of 500,000 shares of the final tranche of its Series Q Convertible Preferred Stock for a total consideration of $5.0 million.

On July 3, 2006, the Company sold, in a private placement transaction, 4,000,000 shares of the Series Q Preferred for total consideration at the time of $40 million, out of an authorized issuance of $45 million. Each share of the Series Q Convertible Preferred Stock may be converted into 9.0909 shares of Velocity Express Corporation common stock and carries a 6% dividend which may be paid in cash or, under specified conditions, in shares of preferred stock.

Vincent Wasik, Chairman and CEO of Velocity Express, commented, “Our acquisition of CD&L provides many benefits, not the least of which is a significantly strengthened financial structure and balance sheet. This financing, which includes a quality list of existing and new investors, completes our planned acquisition financing, further solidifies our cash position with no short-term debt and provides the capital to execute our growth strategy in the highly fragmented and under-served multi-billion dollar North American market for time definite delivery services.”

The above securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration or an applicable exemption from registration requirements.

Velocity Express Corporation

Velocity Express is the largest time definite logistics company in North America, with more than $440 million in annual revenues and 5,500 independent contractor drivers, operating from 150 locations in leading markets across the United States and Canada. The Company’s services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system that enables customers to view the status of any package via a flexible web reporting system. Visit www.velocityexpress.com for more information.

Contact:

Velocity Express, Inc.

Edward W. (Ted) Stone, 203-349-4199

tstone@velocityexp.com

or

Steven S. Anreder, 212-532-3232

steven.anreder@anreder.com